Exhibit 99.1

Leadis Technology Reports Third Quarter 2005 Financial Results and Announces Volume Shipments of a-Si TFT Driver IC

SUNNYVALE, California — October 20, 2005 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced results for the third quarter of 2005, ended September 30, 2005. Revenues for the third quarter were $17.6 million, down 57% from $40.9 million in the third quarter of 2004. The Company also announced volume shipments of its LDS273 product, a 262k color amorphous TFT driver IC for Nokia handsets.

Financial Results

Revenues of $17.6 million for the third quarter of 2005 were in line with the guidance provided at the last earnings call and reflected a 30% increase sequentially from $13.5 million in the second quarter of 2005. Under generally accepted accounting principles (GAAP), third quarter net loss was $2.5 million, as compared to a net loss of $2.6 million in the second quarter of 2005 and net income of $5.0 million in the third quarter of 2004. Net loss per basic share was flat at $0.09, as compared to the second quarter of 2005, and down from net income of $0.16 per diluted share in the third quarter of 2004.

Leadis reports net income and earnings per share, whether basic or fully diluted, in accordance with GAAP and on a non-GAAP, or pro-forma, basis. Pro-forma results, where applicable, exclude the effect of amortization of stock-based compensation. Pro-forma net loss for the third quarter of 2005 was $2.1 million or $0.07 per basic share. This compares to a pro-forma net loss of $2.1 million or $0.07 per basic share in the second quarter of 2005, and pro-forma net income of $6.1 million or $0.20 per diluted share in the third quarter of 2004. The company reported cash and short-term investments of $107.5 million as of September 30, 2005, as compared to $111.1 million reported as of June 30, 2005.

Business Summary

•	Third quarter revenues were $17.6 million. STN sales accounted for approximately 60% of revenue with the majority coming from 65K color STN products. OLED and TFT sales accounted for approximately 30% and 10% of revenue, respectively.

•	The LDS273, a 262k color QQVGA a-Si TFT product for Nokia mobile handsets, commenced volume production in the quarter. This product serves one of the most widely used display resolutions in today’s handsets.

•	AU Optronics, a leading manufacturer of TFT LCD panels, was added as a new direct customer supplying display modules to one of our top tier handset end users.

•	Total unit shipments increased 68% sequentially in the third quarter to 14.6 million units, as compared to 8.7 million units in the second quarter of 2005.

•	ASP for the quarter was down about 25% on a blended basis, primarily due to product mix being more heavily weighted towards lower priced monochrome STN products. Average price decline for our color products was approximately 15%. Demand for monochrome STN products from one of our Tier-1 end-users continued to increase during the third quarter and is expected to extend through the fourth quarter.

“We are pleased with the unit and revenue growth despite persistent market pricing pressure,” said Dr. Ken Lee, Executive Vice President and COO. “Our third quarter revenues and earnings results were within the range of guidance provided at the last earnings call. Gross margin was lower than guidance due to continued price pressure and lower than expected yield on a key product. We expect the yield to improve in the near future. In spite of difficult conditions, we were able to control expenses and slightly narrow our operating loss. Our goal remains to be profitable on a pro-forma basis this quarter.”

Business Outlook

“With the introduction of the LDS273, a new amorphous TFT driver product for Nokia handsets, I am delighted that we have begun to penetrate the dominant portion of the mobile display market and develop our TFT products into an important part of our business,” said Dr. Steve Ahn, President and CEO. “We remain encouraged by the unit growth trends in the handset market and business activity surrounding our new products. We are confident this will allow us to achieve a healthy increase in revenues this quarter.”

Based on information currently available to the company, expectations for the fourth quarter of 2005 are as follows:

•	Revenues are expected to be between $25 million and $28 million.

•	Gross margin, which varies with product mix, selling price and unit costs, is expected to be approximately 24% to 25%.

•	GAAP loss per basic share is expected to be between ($0.02) and $0.00, and pro-forma earnings per diluted share is expected to be between $0.00 and $0.02.

Conference Call Today

Leadis Technology will broadcast its conference call discussion of third quarter 2005 financial results today, Thursday, October 20, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

To listen to the call, dial 888-515-2235 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial 888-203-1112. The confirmation code is 7337467.

A live webcast of the call will be available on the investor relations section of the company’s web site, http://ir.leadis.com. An archived webcast of the call will remain available until the next earnings call.

IR Contact:

Victor Lee

(408) 331-8616

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Non-GAAP Financial Measures

Leadis reports financial information in accordance with generally accepted accounting principles (GAAP), but believes that non-GAAP, or pro-forma, financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the company also uses calculations of (i) non-GAAP net income, which represents net income excluding the effect of the amortization of stock-based compensation; and (ii) non-GAAP basic and diluted net income per share, which represents basic and diluted net income per share excluding the effect of the amortization of stock-based compensation. The company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the company analyzes its operating results and to provide consistency and comparability with similar companies in the company’s industry. Investors should note, however, that the non-GAAP financial measures used by the company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. The company does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of GAAP net income to non-GAAP net income is included in the financial statements portion of this release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Language

This press release regarding financial results for the quarter ended September 30, 2005 and expectations for the fourth quarter of 2005 and fiscal year 2005 contains forward-looking statements based on Leadis’ current expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the company’s current views and assumptions but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the company may not be able to maintain its current level of revenue or its gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; the company’s dependence on a limited number of products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks that the company’s products may not gain broad acceptance in markets other than mobile handsets, including the MP3 market; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that the company’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to the company’s lack of long-term supply contracts with its foundries; risks that the company may not be able to manage its growth; risks with managing international activities; intellectual property litigation risks; the semiconductor industry’s cyclical nature; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to the company’s Annual Report on Form 10-K filed with the SEC on March 25, 2005, in the sections titled Risk Factors and Special Note Regarding Forward-Looking Statements and our form 10-Q for the quarter ended June 30, 2005, which are available at www.leadis.com. (LDISG)

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2005	June 30, 2005	Sep. 30, 2004	Sep. 30, 2005	Sep. 30, 2004
Revenue	$17,585	$13,538	$40,898	$42,727	$116,986

Costs and expenses:
Cost of revenue	13,712	9,723	26,205	31,884	74,056
Research and development	3,443	3,930	3,958	11,113	10,731
Selling, general and administrative	3,345	3,101	2,366	9,036	6,385

Total costs and expenses	20,500	16,754	32,529	52,033	91,172

Operating income (loss)	(2,915)	(3,216)	8,369	(9,306)	25,814
Interest and other income, net	877	724	314	1,893	814

Income (loss) before provision (benefit) for income taxes	(2,038)	(2,492)	8,683	(7,413)	26,628

Provision (benefit) for income taxes	511	133	3,723	290	10,787

Net income (loss)	$(2,549)	$(2,625)	$4,960	$(7,703)	$15,841

Net income (loss) per share:
Basic	$(0.09)	$(0.09)	$0.18	$(0.27)	$0.68

Diluted	$(0.09)	$(0.09)	$0.16	$(0.27)	$0.59

Shares used in computing net income (loss) per share:
Basic	28,192	28,031	27,187	28,060	23,362
Diluted	28,192	28,031	30,615	28,060	26,791

LEADIS TECHNOLOGY, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2005	June 30, 2005	Sep. 30, 2004	Sep. 30, 2005	Sep. 30, 2004
GAAP net income (loss)	$(2,549)	$(2,625)	$4,960	$(7,703)	$15,841

Adjustments:
Cost of revenue due to stock based compensation	20	25	77	81	195
Stock based compensation	429	523	1,099	1,647	3,217

Adjusted net income (loss)	$(2,100)	$(2,077)	$6,136	$(5,975)	$19,253

Shares used in computing GAAP net income (loss) per share:
Basic	28,192	28,031	27,187	28,060	23,362
Diluted	28,192	28,031	30,615	28,060	26,791
Adjusted net income (loss) per share:
Basic	$(0.07)	$(0.07)	$0.23	$(0.21)	$0.82

Diluted	$(0.07)	$(0.07)	$0.20	$(0.21)	$0.72

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	Sep. 30, 2005	June 30, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$76,833	$78,114	$45,012
Short-term investments	30,667	32,951	63,961
Accounts receivable, net	13,345	10,552	30,423
Inventory	12,225	7,175	6,080
Prepaid expenses and other current assets	6,644	6,075	6,342

Total current assets	139,714	134,867	151,818
Property and equipment, net	3,663	2,601	2,103
Other assets	2,709	2,918	894

Total assets	$146,086	$140,386	$154,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,083	$11,191	$20,510
Accrued liabilities	3,129	3,035	3,977
Taxes payable	2,012	2,077	2,873
Other current liabilities	110	7	107

Total current liabilities	22,334	16,310	27,467
Other noncurrent liabilities	851	522	242
Commitments
Stockholders’ equity:
Common stock and additional paid-in capital	103,994	102,558	102,254
Deferred stock-based compensation	(1,577)	(2,037)	(3,336)
Retained earnings	20,484	23,033	28,188

Total stockholders’ equity	122,901	123,554	127,106

Total liabilities and stockholders’ equity	$146,086	$140,386	$154,815